CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Notes	$2,583,000	$144.13

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, unused filing fees of $165,253.47 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3ASR (No. 333-130051) filed by JPMorgan Chase & Co. on December 1, 2005, and have been carried forward, of which $144.13 offset against the registration fee due for this offering and of which $165,109.34 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing supplement no. 303 To prospectus dated November 21, 2008, prospectus supplement dated November 21, 2008 and product supplement no. 159-A-I dated January 7, 2009	Registration Statement No. 333-155535 Dated September 16, 2009 Rule 424(b)(2)

Structured Investments	$2,583,000 5.125% (20.50% per annum) Reverse Exchangeable Notes due December 21, 2009 Linked to Eight Equally Weighted Reference Stocks

General

  The notes are designed for investors who seek a higher interest rate than the current dividend yields on the Reference Stocks (including two American Depositary Shares, or ADSs) or the yield on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. Investors should be willing to forgo the potential to participate in the appreciation in any Reference Stock, be willing to accept the risks of owning equities in general and the Reference Stocks in particular, and be willing to lose some or all of their principal at maturity.
  The notes will pay 5.125% (equivalent to 20.50% per annum) interest over the term of the notes. However, the notes do not guarantee any return of principal at maturity. Instead, the payment at maturity will be based on whether the closing price of each Reference Stock has declined from its Initial Share Price by more than its Protection Amount on any day during the Monitoring Period and, if so, on whether the Final Share Price of any such Reference Stock has declined from its Initial Share Price, as described below. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing December 21, 2009.*
  Payment at maturity with respect to each Reference Stock for each $1,000 principal amount note will be either a cash payment of $1,000 x the applicable Stock Weighting (or $125) or delivery of shares of the Reference Stock (or, at our election, the Cash Value thereof), together with any accrued and unpaid interest, as described below.
  Minimum denominations of $1,000 and integral multiples thereof.
  The notes priced on September 16, 2009 and are expected to settle on or about September 21, 2009.

Key Terms

Reference Stocks:

The common stocks of Arch Coal, Inc., Citigroup Inc., The Goodyear Tire & Rubber Company, NVIDIA Corporation, Steel Dynamics, Inc., United States Natural Gas Fund, LP and the ADSs, each representing one share, no par value, of Nokia Corporation, which we refer to as the Nokia Corporation ADSs, and the ADSs, each representing ten Ordinary Participation Certificates, each of which in turn represents two Series A shares and one Series B share, of CEMEX, S.A.B de C.V., which we refer to as the CEMEX ADSs (each a “Reference Stock,” and together, the “Reference Stocks”).

Interest Rate:	5.125% during the term of the notes (equivalent to 20.50% per annum), paid monthly and calculated on a 30/360 basis.
Protection Amounts:

For each Reference Stock, an amount that represents 20% of the Initial Share Price, subject to adjustments. Please see “The Reference Stocks — Stock Weightings, Initial Share Prices, Protection Amounts and Physical Delivery Amounts” in this pricing supplement for the Protection Amount for each Reference Stock.

Pricing Date:	September 16, 2009
Settlement Date:	On or about September 21, 2009
Observation Date:	December 16, 2009*
Maturity Date:	December 21, 2009*
CUSIP:	48123L7B4
Interest Payment Dates:

Interest on the notes will be payable monthly in arrears on the 21st calendar day of each month (each such date, an “Interest Payment Date”), commencing October 21, 2009, to and including the Maturity Date. See “Selected Purchase Considerations — Monthly Interest Payments” in this pricing supplement for more information.

Payment at Maturity:

The payment at maturity, in excess of any accrued and unpaid interest, is based on the performance of each Reference Stock. At maturity you will receive per $1,000 principal amount note, in addition to any accrued and unpaid interest, instead of the principal amount of your notes, a payment consisting of the following:

(i) with respect to each Reference Stock, if on each day during the Monitoring Period, the closing price of such Reference Stock has not declined, as compared to its Initial Share Price, by more than its Protection Amount, a cash payment equal to $1,000 x Stock Weighting of such Reference Stock, and
(ii) with respect to each Reference Stock, if on any day during the Monitoring Period, the closing price of such Reference Stock has declined, as compared to its Initial Share Price, by more than its Protection Amount:
(1) if the Final Share Price of such Reference Stock is equal to or greater than its Initial Share Price, a cash payment equal to $1,000 x Stock Weighting of such Reference Stock; or
(2) if the Final Share Price of such Reference Stock is less than its Initial Share Price, the number of shares of such Reference Stock equal to the Physical Delivery Amount for such Reference Stock (or, at our election, the Cash Value thereof). Fractional shares will be paid in cash. The market value of such Physical Delivery Amount for a Reference Stock or the Cash Value thereof will most likely be substantially less than $125 and may be zero.
Monitoring Period:	The period from the Pricing Date to and including the Observation Date.
Stock Weighting:	For each Reference Stock, 12.50%.
Physical Delivery Amount:

For each Reference Stock, the number of shares of such Reference Stock, per $1,000 principal amount note, equal to (1) $1,000 x the Stock Weighting of such Reference Stock divided by (2) the Initial Share Price of such Reference Stock, subject to adjustments.

Cash Value:

For each Reference Stock, the amount in cash equal to (1) $1,000 x the Stock Weighting of such Reference Stock divided by (2) the Initial Share Price of such Reference Stock, and multiplied by (3) the Final Share Price of such Reference Stock, subject to adjustments. Please see “The Reference Stocks — Stock Weightings, Initial Share Prices, Protection Amounts and Physical Delivery Amounts” in this pricing supplement for the Physical Delivery Amount for each Reference Stock.

Initial Share Price:

For each Reference Stock, the closing price of such Reference Stock on the Pricing Date. The Initial Share Price of a Reference Stock is subject to adjustments in certain circumstances. See “Description of Notes — Payment at Maturity” and “General Terms of Notes – Anti-Dilution Adjustments” in the accompanying product supplement no. 159-A-I for further information about these adjustments. Please see “The Reference Stocks — Stock Weightings, Initial Share Prices, Protection Amounts and Physical Delivery Amounts” in this pricing supplement for the Initial Share Price for each Reference Stock.

Final Share Price:	For each Reference Stock, the closing price of the Reference Stock on the Observation Date.

* Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 159-A-I.

Investing in the Reverse Exchangeable Notes involves a number of risks. See “Risk Factors” beginning on page PS-7 of the accompanying product supplement no. 159-A-I and “Selected Risk Considerations” beginning on page PS-2 of this pricing supplement.

Neither the SEC nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us

Per note	$1,000	$38.50	$961.50

Total	$2,583,000	$99,445.50	$2,483,554.50

(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.

(2)

J.P. Morgan Securities Inc., which we refer to as JPMSI, acting as agent for JPMorgan Chase & Co., will receive a commission of $38.50 per $1,000 principal amount note and will use a portion of that commission to pay selling concessions to other dealers of $20.00 per $1,000 principal amount note. This commission includes the projected profits that our affiliates expect to realize in consideration for assuming risks inherent in hedging our obligations under the notes. The concessions of $20.00 per $1,000 principal amount note include concessions allowed to selling dealers and concessions allowed to any arranging dealer. See “Plan of Distribution” beginning on page PS-37 of the accompanying product supplement no. 159-A-I.

The agent for this offering, JPMSI, is an affiliate of ours. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this term sheet.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. The notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

September 16, 2009

 Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 159-A-I dated January 7, 2009. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 159-A-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 159-A-I dated January 7, 2009:
  http://www.sec.gov/Archives/edgar/data/19617/000089109209000073/e34043_424b2.pdf

  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to JPMorgan Chase & Co.

Selected Purchase Considerations

  THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The notes will pay 5.125% (equal to 20.50% per annum) interest over the term of the notes, which we believe is higher than the yield received on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating. Because the notes are our senior unsecured obligations, any interest payment or any payment at maturity is subject to our ability to pay our obligations as they become due.
  MONTHLY INTEREST PAYMENTS — The notes offer monthly interest payments at a rate of 5.125% (equivalent to 20.50% per annum) over the term of the notes. Interest will be payable monthly in arrears on the 21st calendar day of each month (each such date, an “Interest Payment Date”), commencing October 21, 2009, to and including the Maturity Date, to the holders of record at the close of business on the date 15 calendar days prior to the applicable Interest Payment Date. If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment.
  THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL — Your return of principal at maturity is protected so long as the closing price of each Reference Stock does not decline, as compared to its Initial Share Price, by more than its Protection Amount on any day during the Monitoring Period or the Final Share Price of each Reference Stock does not decline from its Initial Share Price. However, if the closing price of any Reference Stock on any day during the Monitoring Period has declined by more than its Protection Amount and the Final Share Price of any such Reference Stock declines from its Initial Share Price, you could lose some or all of the principal amount of your notes.
  TAX TREATMENT AS A UNIT COMPRISING PUT OPTIONS AND A DEPOSIT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 159-A-I. We and you agree (in the absence of an administrative determination or judicial ruling to the contrary) to treat each note for U.S. federal income tax purposes as a unit comprising (i) eight Put Options written by you to us, each with respect to $125 worth (at the Initial Share Price) of one of the eight Reference Stocks, and each struck “at the money,” and (ii) a Deposit. We intend to treat approximately 1.32% of each coupon payment as interest on the Deposit and approximately 12.34%, 20.31%, 12.84%, 6.87%, 14.66%, 15.59%, 10.79% and 5.28% as the Put Premiums for the respective Put Options on Arch Coal, Inc., Citigroup, Inc., The Goodyear Tire & Rubber Co., NVIDIA Corporation, Steel Dynamics, Inc., United States Natural Gas Fund LP, CEMEX, S.A.B de C.V. and Nokia Corporation. Assuming this characterization is respected, amounts treated as interest on the Deposit will be taxed as ordinary income while the Put Premiums will not be taken into account prior to maturity or sale. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in December 2007,

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to Eight Equally Weighted Reference Stocks	PS-1

  Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the notes are the timing and character of income or loss (including whether the Put Premiums might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative characterizations, as well as the allocation of the purchase price of the notes among the Deposit and the Put Options.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 159-A-I dated January 7, 2009.

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The payment at maturity will be based on whether the closing price of any Reference Stock has declined from its Initial Share Price by more than its Protection Amount on any day during the Monitoring Period and, if so, whether the Final Share Price of any such Reference Stock has declined from its Initial Share Price. Under certain circumstances, you will receive at maturity, with respect to a Reference Stock, a predetermined number of shares of such Reference Stock (or, at our election, the Cash Value thereof). The market value of those shares of such Reference Stock or the Cash Value thereof will be less than $125 and may be zero. Accordingly, you could lose up to the entire principal amount of your notes.
  THE PROTECTION AMOUNT FOR ANY REFERENCE STOCK MAY TERMINATE ON ANY DAY DURING THE TERM OF THE NOTES — If, on any day during the Monitoring Period, the closing price of a Reference Stock declines below its Initial Share Price minus its Protection Amount, you will be exposed to the depreciation in such Reference Stock proportionally to its Stock Weighting. We refer to this feature as a contingent buffer. Under these circumstances, and if, for such Reference Stock, the Final Share Price is less than the Initial Share Price, you will receive at maturity, with respect to such Reference Stock, a predetermined number of shares of such Reference Stock (or, at our election, the Cash Value thereof) and, consequently, you will lose some of the principal amount of your investment. You will be subject to this potential loss of principal even if the closing price of such Reference Stock subsequently recovers such that its Final Share Price is above its Initial Share Price minus its Protection Amount. If these notes had a non-contingent buffer feature, under the same scenario, you would have received at maturity, with respect to such Reference Stock, $125. As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.
  CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity or on any Interest Payment Date, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, and as a general matter, the price, if any, at which JPMSI will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those referred to under “Many Economic and Market Factors Will Impact the Value of the Notes” below.

  The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to Eight Equally Weighted Reference Stocks	PS-2

  YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF THE REFERENCE STOCKS — Unless the closing price of any Reference Stock has declined, as compared to its Initial Share Price, by more than its Protection Amount on any day during the Monitoring Period and the Final Share Price of any such Reference Stock has declined from its Initial Share Price, for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of the Reference Stocks, which may be significant.  Accordingly, the return on the notes may be significantly less than the return on a direct investment in the Reference Stocks during the term of the notes.
  CORRELATION (OR LACK OF CORRELATION) OF THE REFERENCE STOCKS — Price movements in the Reference Stocks may or may not be correlated with each other. Even at a time when most of the Reference Stocks are experiencing positive performance, negative performance of at least one of the other Reference Stocks could cause you to receive less than the principal amount of your notes at maturity. Moreover, performances of the Reference Stocks may become highly correlated from time to time during the term of the notes, including a period in which there is a substantial decline in a particular sector or sectors represented by some or all of the Reference Stocks. High correlation during periods of negative price performance among some or all of the Reference Stocks could similarly cause you to receive less than the principal amount of your notes at maturity.
  NO OWNERSHIP RIGHTS IN THE REFERENCE STOCKS — As a holder of the notes, you will not have any ownership interest or rights in the Reference Stocks, such as voting rights or dividend payments. In addition, the Reference Stock issuers will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stocks and the notes.
  NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the Reference Stock issuers. We assume no responsibility for the adequacy of the information about the Reference Stock issuers contained in this pricing supplement or in product supplement no. 159-A-I. You should make your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMSI intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. For example, if the CEMEX ADSs or the Nokia Corporation ADSs are delisted or no longer admitted to trading on a U.S. securities exchange or if the applicable ADS facility is terminated, the calculation agent will determine whether to select, and if it determines to do so, will select a successor Reference Stock without consideration for the interests of investors. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, the Reference Stock issuers or providing advisory services to the Reference Stock issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers, and these reports may or may not recommend that investors buy or hold the Reference Stock. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuers as in your judgment is appropriate to make an informed decision with respect to an investment in the notes.
  THERE ARE IMPORTANT DIFFERENCES BETWEEN THE RIGHTS OF HOLDERS OF ADSS OF CEMEX, S.A.B. DE C.V. AND NOKIA CORPORATION AND THE RIGHTS OF HOLDERS OF THE SHARES OF CEMEX, S.A.B. DE C.V. AND NOKIA CORPORATION — Because the notes are linked, in part, to the performance of ADSs, each representing ten Ordinary Participation Certificates of CEMEX, S.A.B. de C.V. (“CEMEX”) (each of which in turn represents two Series A shares and one Series B share of CEMEX, which, together with the Ordinary Participation Certificates of CEMEX, we refer to as the “CEMEX Underlying Stocks”) and ADSs, each representing one share of Nokia Corporation (“Nokia”), (which we refer to as the “Nokia Underlying Stock” and, together with the CEMEX Underlying Stocks, the “Underlying Stocks”), you should be aware that your note is linked, in part, to the price of the ADSs and not the Underlying Stocks. There are important differences between the rights of holders of ADSs and holders of the Underlying Stocks. Each ADS is a security evidenced by American Depositary Receipts that represents the applicable Underlying Stocks. The ADSs are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of CEMEX or Nokia, as applicable, the relevant ADS depositary and holders of the applicable ADSs, which may be different from the rights of holders of the applicable Underlying Stocks. For example, CEMEX or Nokia, as applicable, may make distributions in respect of the applicable Underlying Stocks that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of the ADSs and holders of the applicable Underlying Stocks may be significant and may materially and adversely affect the value of the notes.
  HEDGING AND TRADING IN THE REFERENCE STOCKS — While the notes are outstanding, we or any of our

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to Eight Equally Weighted Reference Stocks	PS-3

  affiliates may carry out hedging activities related to the notes, including in the Reference Stocks or instruments related to the Reference Stocks. We or our affiliates may also trade in the Reference Stocks or instruments related to the Reference Stocks from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect our payment to you at maturity.
  RISKS ASSOCIATED WITH NON-U.S. SECURITIES — An investment in the notes linked, in part, to the value of ADSs representing interests in the CEMEX Underlying Stocks and the Nokia Underlying Stock, which are issued by Mexican and Finnish issuers, respectively, involves risks associated with the home countries of CEMEX and Nokia. The notes are linked, in part, to ADSs of CEMEX and Nokia, which are quoted and traded in U.S. dollars on the New York Stock Exchange, which may trade differently from the CEMEX Underlying Stocks quoted and traded in Mexican pesos on the Mexican Stock Exchange and the Nokia Underlying Stock quoted and traded in European Union euros on the NASDAQ OMX Helsinki, respectively. Non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements, and securities trading rules different from those applicable to U.S. reporting companies. The prices of non-U.S. equity securities may be affected by political, economic, financial and social factors in the home countries of CEMEX and Nokia, respectively, including changes in such countries’ government, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments.
  THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RATE RISK — Because the ADSs of CEMEX and Nokia are quoted and traded in U.S. dollars on the New York Stock Exchange, the CEMEX Underlying Stocks are quoted and traded in Mexican pesos on the Mexican Stock Exchange and the Nokia Underlying Stock is quoted and traded in European Union euros on the NASDAQ OMS Helsinki, fluctuations in the exchange rates between the Mexican peso and the U.S. dollar (with respect to CEMEX) and between the European Union euro and the U.S. dollar (with respect to Nokia) will likely affect the relative value of the ADSs of CEMEX and the CEMEX Underlying Stocks and the relative value of the ADSs of Nokia and the Nokia Underlying Stock and, as a result, will likely affect the market price of the ADSs trading on the New York Stock Exchange. These trading differences and currency exchange rates may affect the market value of the notes, whether the closing price of the applicable Reference Stock will fall below its Protection Amount on any day during the Monitoring Period and whether the Final Share Price of the applicable ADSs will be greater than, equal to or less than its Initial Share Price. The Mexican peso and the European Union euro have been subject to fluctuations against the U.S. dollar in the past, and may be subject to significant fluctuations in the future. Previous fluctuations or periods of relative stability in the exchange rate of the Mexican peso and the U.S. dollar and in the exchange rate of the European Union euro and the U.S. dollar are not necessarily indicative of fluctuations or periods of relative stability in those rates that may occur over the term of the notes. The exchange rates between the Mexican peso and the U.S. dollar and between the European Union euro and the U.S. dollar are the result of the supply of, and the demand for, those currencies. Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Mexico, the European Union and the United States, including economic and political developments in other countries. Of particular importance are rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in Mexico, the European Union and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by Mexico, the European Union, the United States and other jurisdictions important to international trade and finance.

  Of particular importance to potential currency exchange risk are:
    existing and expected rates of inflation;
    existing and expected interest rate levels;
    the balance of payments in the member countries of the European Union, Mexico and the United States and between each country and its major trading partners; and
    the extent of governmental surplus or deficit in the European Union and Mexico.

  All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the European Union (including its members), Mexico, the United States and those of other countries important to international trade and finance.
  MANY ECONOMIC AND MARKET FACTORS WILL INFLUENCE THE VALUE OF THE NOTES — In addition to the value of the Reference Stocks and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in product supplement no. 159-A-I.

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to Eight Equally Weighted Reference Stocks	PS-4

The Reference Stocks

Public Information

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete. See “The Reference Stocks” beginning on page PS-17 of the accompanying product supplement no. 159-A-I for more information.

Stock Weightings, Initial Share Prices, Protection Amounts and Physical Delivery Amounts

The table below sets forth the eight issuers of the Reference Stocks, as well as the Stock Weighting and the ticker symbol for each Reference Stock and the U.S. exchange on which each Reference Stock is currently listed.

The table below also indicates the Initial Share Price, the Protection Amount and the Physical Delivery Amount for each Reference Stock, in each case subject to adjustments.

Ticker Symbol	Issuer	Exchange	Stock Weighting	Initial Share Price	Protection Amount	Physical Delivery Amount

ACI	Arch Coal, Inc.	NYSE	12.50%	$23.83	$4.77	5.2455
C	Citigroup Inc.	NYSE	12.50%	$4.20	$0.84	29.7619
GT	The Goodyear Tire & Rubber Company	NYSE	12.50%	$17.04	$3.41	7.3357
NVDA	NVIDIA Corporation	NASDAQ	12.50%	$15.94	$3.19	7.8419
STLD	Steel Dynamics, Inc.	NASDAQ	12.50%	$17.88	$3.58	6.9911
UNG	United States Natural Gas Fund, LP	NYSE	12.50%	$11.75	$2.35	10.6383
CX	CEMEX, S.A.B. de C.V. (ADS)	NYSE	12.50%	$14.11	$2.82	8.8590
NOK	Nokia Corporation (ADS)	NYSE	12.50%	$16.00	$3.20	7.8125

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to Eight Equally Weighted Reference Stocks	PS-5

Arch Coal, Inc. (“Arch Coal”)

According to its publicly available filings with the SEC, Arch Coal is a coal producer that sells substantially all of its coal to power plants, steel mills and industrial facilities in the United States. The common stock of Arch Coal, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Arch Coal in the accompanying product supplement no. 159-A-I. Arch Coal’s SEC file number is 001-13105.

Historical Information of the Common Stock of Arch Coal

The following graph sets forth the historical performance of the common stock of Arch Coal based on the weekly closing price (in U.S. dollars) of the common stock of Arch Coal from January 2, 2004 through September 11, 2009. The closing price of the common stock of Arch Coal on September 16, 2009 was $23.83. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since its inception, the price of the common stock of Arch Coal has experienced significant fluctuations. The historical performance of the common stock of Arch Coal should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Arch Coal during the term of the notes. We cannot give you assurance that the performance of the common stock of Arch Coal will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Arch Coal will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Arch Coal.

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to Eight Equally Weighted Reference Stocks	PS-6

Citigroup Inc. (“Citigroup”)

According to its publicly available filings with the SEC, Citigroup is a global diversified financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. The common stock of Citigroup, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Citigroup in the accompanying product supplement no. 159-A-I. Citigroup’s SEC file number is 001-09924.

Historical Information of the Common Stock of Citigroup

The following graph sets forth the historical performance of the common stock of Citigroup based on the weekly closing price (in U.S. dollars) of the common stock of Citigroup from January 2, 2004 through September 11, 2009. The closing price of the common stock of Citigroup on September 16, 2009 was $4.20. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since its inception, the price of the common stock of Citigroup has experienced significant fluctuations. The historical performance of the common stock of GE should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Citigroup during the term of the notes. We cannot give you assurance that the performance of the common stock of Citigroup will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Citigroup will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Citigroup.

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to Eight Equally Weighted Reference Stocks	PS-7

The Goodyear Tire & Rubber Company (“Goodyear”)

According to its publicly available filings with the SEC, Goodyear develops, manufactures, distributes and sells tires for most applications and manufactures and markets rubber-related chemicals for various applications. The common stock of Goodyear, no par value, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Goodyear in the accompanying product supplement no. 159-A-I. Pfizer’s SEC file number is 001-11927.

Historical Information of the Common Stock of Goodyear

The following graph sets forth the historical performance of the common stock of Goodyear based on the weekly closing price (in U.S. dollars) of the common stock of Goodyear from January 2, 2004 through September 11, 2009. The closing price of the common stock of Goodyear on September 16, 2009 was $17.04. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since its inception, the price of the common stock of Goodyear has experienced significant fluctuations. The historical performance of the common stock of Goodyear should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Goodyear during the term of the notes. We cannot give you assurance that the performance of the common stock of Goodyear will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Goodyear will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Goodyear.

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to Eight Equally Weighted Reference Stocks	PS-8

NVIDIA Corporation (“NVIDIA”)

According to its publicly available filings with the SEC, NVIDIA specializes in visual computing technologies and is the inventor of the graphic processing unit, or the GPU, a high-performance processor. NVIDIA products are designed to generate realistic, interactive graphics on workstations, personal computers, game consoles and mobile devices. The common stock of NVIDIA, par value $0.001 per share, is listed on The NASDAQ Global Select Market, which we refer to as the Relevant Exchange for purposes of NVIDIA in the accompanying product supplement no. 159-A-I. NVIDIA’s SEC file number is 000-23985.

Historical Information of the Common Stock of NVIDIA

The following graph sets forth the historical performance of the common stock of NVIDIA based on the weekly closing price (in U.S. dollars) of the common stock of NVIDIA from January 2, 2004 through September 11, 2009. The closing price of the common stock of NVIDIA on September 16, 2009 was $15.94. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since its inception, the price of the common stock of NVIDIA has experienced significant fluctuations. The historical performance of the common stock of NVIDIA should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of NVIDIA during the term of the notes. We cannot give you assurance that the performance of the common stock of NVIDIA will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that NVIDIA will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of NVIDIA.

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to Eight Equally Weighted Reference Stocks	PS-9

Steel Dynamics, Inc. (“SDI”)

According to its publicly available filings with the SEC, SDI is a steel producer and a metal recycler in the United States. The common stock of SDI, par value $0.0025 per share, is listed on the NASDAQ Global Select Stock Market, which we refer to as the Relevant Exchange for purposes of Steel Dynamics in the accompanying product supplement no. 159-A-I. SDI’s SEC file number is 000-21719.

Historical Information of the Common Stock of SDI

The following graph sets forth the historical performance of the common stock of SDI based on the weekly closing price (in U.S. dollars) of the common stock of SDI from January 2, 2004 through September 11, 2009. The closing price of the common stock of SDI on September 16, 2009 was $17.88. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since its inception, the price of the common stock of SDI has experienced significant fluctuations. The historical performance of the common stock of SDI should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of SDI during the term of the notes. We cannot give you assurance that the performance of the common stock of SDI will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that SDI will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of SDI.

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to Eight Equally Weighted Reference Stocks	PS-10

United States Natural Gas Fund, LP (“United States Natural Gas Fund”)

According to its publicly available filings with the SEC, United States Natural Gas Fund is a commodity pool that primarily invests in exchange-traded futures contracts for natural gas, crude oil, heating oil, gasoline and other petroleum-based fuels, with the aim of tracking the movements of the spot price of natural gas delivered at the Henry Hub, Louisiana. The units of the United States National Gas Fund (which we refer to as “the common stock of United States Natural Gas Fund”) are listed on the NYSE Arca, Inc., which we refer to as the Relevant Exchange for purposes of United States Natural Gas Fund in the accompanying product supplement no. 159-A-I. United States Natural Gas Fund’s SEC file number is 001-33096.

Historical Information of the Common Stock of United States Natural Gas Fund

The following graph sets forth the historical performance of the common stock of United States Natural Gas Fund based on the weekly closing price (in U.S. dollars) of the common stock of United States Natural Gas Fund from July 20, 2007 through September 11, 2009. The closing price of the common stock of United States Natural Gas Fund on September 16, 2009 was $11.75. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since its inception, the price of the common stock of United States Natural Gas Fund has experienced significant fluctuations. The historical performance of the common stock of United States Natural Gas Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of United States Natural Gas Fund during the term of the notes. We cannot give you assurance that the performance of the common stock of United States Natural Gas Fund will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that United States Natural Gas Fund will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of United States Natural Gas Fund.

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to Eight Equally Weighted Reference Stocks	PS-11

CEMEX, S.A.B. de C.V. (“CEMEX”)

According to its publicly available filings with the SEC, CEMEX, a Mexican company, is engaged, through their operating subsidiaries, primarily in the production, distribution, marketing and sale of cement, ready-mix concrete, aggregates and clinker. The ADSs, each representing ten Ordinary Participation Certificates, each of which in turn represents two Series A shares and one Series B share, of CEMEX, S.A.B de C.V., (which we refer to as the “CEMEX ADSs”), is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for the purposes of CEMEX in the accompanying product supplement no. 159-A-I. CEMEX’s SEC file number is 001-14946.

Historical Information of CEMEX ADS

The following graph sets forth the historical performance of the CEMEX ADSs based on the weekly closing price (in U.S. dollars) of the CEMEX ADSs from January 2, 2004 through September 11, 2009. The closing price of the CEMEX ADSs on September 16, 2009 was $14.11. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since the commencement of trading of the CEMEX ADSs, the price of the CEMEX ADSs has experienced significant fluctuations. The historical performance of the CEMEX ADSs should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the CEMEX ADSs on the Pricing Date or the Observation Date. We cannot give you assurance that the performance of the CEMEX ADSs will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the CEMEX ADSs will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the CEMEX ADSs.

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to Eight Equally Weighted Reference Stocks	PS-12

Nokia Corporation

According to its publicly available filings with the SEC, Nokia Corporation, a Finnish company, makes a range of devices for all major consumer segments and offers Internet services that enable people to experience music, maps, media, messaging and games. Nokia Corporation also provides equipment, solutions and services for communications networks. The ADSs, each representing one share of Nokia Corporation, no par value (which we refer to as the “Nokia Corporation ADSs”), is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for the purposes of Nokia Corporation in the accompanying product supplement no. 159-A-I. Nokia Corporation’s SEC file number is 001-13202.

Historical Information of the Nokia Corporation ADSs

The following graph sets forth the historical performance of the Nokia Corporation ADSs based on the weekly closing price (in U.S. dollars) of the Nokia Corporation ADSs from January 2, 2004 through September 11, 2009. The closing price of the Nokia Corporation ADSs on September 16, 2009 was $16.00.

Since its inception, the price of the Nokia Corporation ADSs has experienced significant fluctuations. The historical performance of the Nokia Corporation ADSs should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the Nokia Corporation ADSs during the term of the notes. We cannot give you assurance that the performance of the Nokia Corporation ADSs will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Nokia Corporation will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Nokia Corporation ADSs.

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to Eight Equally Weighted Reference Stocks	PS-13

Examples of Hypothetical Payment at Maturity Attributable to a hypothetical Reference Stock for Each $1,000 Principal Amount Note

The following table illustrates hypothetical payments at maturity attributable to a hypothetical Reference Stock on a $1,000 investment in the notes, based on a range of lowest closing prices during the Monitoring Period as set forth in the column titled “Hypothetical lowest closing price during the Monitoring Period” and on a range of hypothetical Final Share Prices for the hypothetical Reference Stock as set forth in the column titled “Hypothetical Final Share Price.” The numbers appearing in the following table and examples have been rounded for ease of analysis. For this table of hypothetical payments at maturity attributable to the hypothetical Reference Stock, we have also assumed the following:

• the Initial Share Price:	$100.00	• the Protection Amount (in U.S. dollars):	$20.00
• the Interest Rate:	5.125% (equivalent to 20.50% per annum)	• the Protection Amount:	20.00%

Hypothetical lowest closing price during the Monitoring Period	Hypothetical lowest closing price expressed as a percentage of Initial Share Price during the Monitoring Period	Hypothetical Final Share Price	Hypothetical Final Share Price expressed as a percentage of Initial Share Price	Payment at Maturity Attributable to the Hypothetical Reference Stock	Total Value of Payment Received at Maturity Attributable to the Hypothetical Reference Stock**

$100.00	100%	$200.00	200%	$125.00	$125.00

$50.00	50%	$105.00	105%	$125.00	$125.00

$100.00	100%	$100.00	100%	$125.00	$125.00

$80.00	80%	$80.00	80%	$125.00	$125.00

$50.00	50%	$95.00	95%	1 share of the hypothetical Reference Stock or the Cash Value thereof	$118.75

$50.00	50%	$50.00	50%	1 share of the hypothetical Reference Stock or the Cash Value thereof	$62.50

$25.00	25%	$25.00	25%	1 share of the hypothetical Reference Stock or the Cash Value thereof	$31.25

$0.00	0%	$0.00	0%	1 share of the hypothetical Reference Stock or the Cash Value thereof	$0.00

**

Note that you will receive at maturity, any accrued and unpaid interest in cash, in addition to either shares of the hypothetical Reference Stock (or, at our election, the Cash Value thereof) or $125 in cash. Also note that if you receive the Physical Delivery Amount for such hypothetical Reference Stock, the total value of payment received at maturity attributable to such hypothetical Reference Stock shown in the table above includes the value of any fractional shares, which will be paid in cash.

The following examples illustrate how the total value of payments received at maturity attributable to the hypothetical Reference Stock set forth in the table above are calculated.

Example 1: The lowest closing price of the hypothetical Reference Stock during the Monitoring Period was $80.00 and the Final Share Price is $80.00. Because the closing price of the Reference Stock did not decline by more than the Protection Amount on any day during the Monitoring Period, you will receive a payment at maturity attributable to the hypothetical Reference Stock of $125.00 per $1,000 principal amount note, even though the Final Share Price of $80.00 is less than the Initial Share Price of $100.00.

Example 2: The lowest closing price of the hypothetical Reference Stock during the Monitoring Period was $50.00 and the Final Share Price is $105.00. Even though the closing price of the Reference Stock declined by more than the Protection Amount on at least one day during the Monitoring Period, because the Final Share Price of $105.00 is not less than the Initial Share Price of $100.00, you will receive a payment at maturity attributable to the hypothetical Reference Stock of $125.00 per $1,000 principal amount note.

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to Eight Equally Weighted Reference Stocks	PS-14

Example 3: The lowest closing price of the hypothetical Reference Stock during the Monitoring Period was $50.00 and the Final Share Price is $95.00. Because the closing price of the Reference Stock declined by more than the Protection Amount on at least one day during the Monitoring Period and the Final Share Price of $95.00 is less than the Initial Share Price of $100.00, you will receive the Physical Delivery Amount, or at our election, the Cash Value thereof, at maturity. Because the Final Share Price of the Reference Stock is $95.00, the total value of your payment at maturity attributable to the hypothetical Reference Stock, whether in cash or shares of the Reference Stock, is $118.75 per $1,000 principal amount note.

Example 4: The closing price of the hypothetical Reference Stock did not decline, as compared with the Initial Share Price, by more than the Protection Amount on any day during the Monitoring Period prior to the Observation Date. However, the closing price of the Reference Stock on the Observation Date is $50.00, a decline of more than the Protection Amount.

Because the closing price of the Reference Stock declined by more than the Protection Amount on at least one day during the Monitoring Period (the Observation Date) and the Final Share Price of $50.00 is less than the Initial Share Price of $100.00, you will receive the Physical Delivery Amount, or at our election, the Cash Value thereof, at maturity. Because the Final Share Price of the Reference Stock is $50.00, the total value of your payment at maturity attributable to the hypothetical Reference Stock, whether in cash or shares of the Reference Stock, is $62.50 per $1,000 principal amount note.

Because the closing price of each actual Reference Stock may be subject to significant fluctuations over the term of the notes, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity with respect to each actual Reference Stock. The table and examples of hypothetical calculations of payment at maturity with respect to a hypothetical Reference Stock above are intended to illustrate how the amount payable at maturity with respect to a Reference Stock will depend on whether the closing price of the applicable reference stock has declined from its Initial Share Price by more than its Protection Amount on any day during the Monitoring Period and or how much the Final Share Price of the applicable Reference Stock has declined from its Initial Share Price.  The table and examples above are not intended to be representative of the actual payments that you may receive on an investment in the notes with respect to a particular Reference Stock. Your actual payment at maturity with respect to a particular Reference Stock, whether in the form of a cash payment equal to $1,000 x the applicable Stock Weighting (or $125) or a number of shares of the applicable Reference Stock, or the Cash Value thereof, may differ materially from the hypothetical payments set forth above, depending on the actual Initial Share Price, Final Share Price and Protection Amount for the applicable Reference Stock.

Supplemental Plan of Distribution (Conflicts of Interest)

We own, directly or indirectly, all of the outstanding equity securities of JPMSI, the agent for this offering. The net proceeds received from the sale of the notes will be used, in part, by JPMSI or one of its affiliates in connection with hedging our obligation under the notes. In accordance with NASD Rule 2720, JPMSI may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to Eight Equally Weighted Reference Stocks	PS-15